Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER 2015 RESULTS

MOORESTOWN, NJ – March 15, 2016 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter of 2015.

Fourth Quarter 2015 Highlights and Subsequent Events

•	GAAP net income applicable to common stockholders was $9.5 million, or $1.27 per diluted share, for fourth quarter 2015
•	Core earnings were $0.49 per share for fourth quarter 2015
•	Declared dividend of $0.49 per share for fourth quarter 2015
•	Book value per share was $20.13 as of December 31, 2015, as compared to$20.18 as of September 30, 2015
•	Annualized dividend yield was 15.1% based on closing stock price on December 31, 2015
•	Realized interest income of $8.0 million, $4.4 million of which was generated by the Excess MSR portfolio, for fourth quarter 2015, compared to realized interest income of $6.3 million for fourth quarter 2014. Excluding the “catch up” premium amortization benefits recognized for both 2015 and 2014, realized interest income would have been $6.7 million for fourth quarter 2015 versus $6.6 million for fourth quarter 2014
•	Aggregate portfolio leverage stood at 3.1x as of December 31, 2015
•	In January 2016, acquired a portfolio of MSRs on Fannie Mae mortgage loans with an aggregate unpaid principal balance of approximately $0.5 billion.

“Our investment portfolio delivered another consistent quarter of earnings and stable book value despite enhanced volatility in both domestic and global markets,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer.  “Subsequent to the end of the quarter, we acquired an additional small MSR portfolio as we continue to execute on that investment strategy.  We expect to continue to grow our MSR portfolio as opportunities present themselves.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the fourth quarter of 2015 of $9.5 million, or $1.27 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $6.2 million of net interest income, $0.8 million of net servicing income, a net realized gain of $0.4 million on the RMBS portfolio, a net realized loss of $1.7 million on derivatives, a net realized gain of $0.3 million on acquired assets, a net unrealized gain of $4.6 million on derivatives, a net unrealized gain of $1.2 million on the Excess MSR portfolio, a net unrealized loss of $0.6 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.8 million.

Core earnings, which excludes non-recurring unrealized and realized gains or losses and adjusts for outstanding LTIP units in the Company’s operating partnership, for the fourth quarter of 2015 were $3.7 million, or $0.49 per basic and diluted weighted average common share outstanding.  For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended December 31,
	2015	2014
Income
Interest income	$7,984	$6,334
Interest expense	1,759	1,190
Net interest income	6,225	5,144
Servicing fee income	1,100	-
Servicing costs	301	-
Net servicing income (loss)	799	-
Other income (loss)
Realized gain (loss) on RMBS, net	393	166
Realized gain (loss) on derivatives, net	(1,672)	(1,359)
Realized gain (loss) on acquired assets, net	275	-
Unrealized gain (loss) on derivatives, net	4,634	(2,441)
Unrealized gain (loss) on investments in Excess MSRs	1,219	(301)
Unrealized gain (loss) on investments in MSRs	(560)	-
Total Income	11,313	1,209
Expenses
General and administrative expense	1,083	1,185
Management fee to affiliate	713	682
Total Expenses	1,796	1,867
Income (Loss) Before Income Taxes	9,517	(658)
Provision for corporate business taxes	(134)	(140)
Net Income (Loss)	9,651	(518)
Net (income) loss allocated to noncontrolling interests	(106)	5
Net Income (Loss) Applicable to Common Stockholders	$9,545	$(513)
Net income (Loss) Per Share of Common Stock
Basic	$1.27	$(0.07)
Diluted	$1.27	$(0.07)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,509,543	7,508,549
Diluted	7,519,038	7,509,543

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the fourth quarter 2015 was approximately $5.9 million.

	Three Months Ended December 31,
	2015	2014
Net income (loss)	$9,651	$(518)
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	(5,858)	4,860
Reclassification of net realized (gain) loss on RMBS in earnings	(393)	(166)
Other comprehensive income (loss)	(6,251)	4,694
Comprehensive income (loss)	$3,400	$4,176
Comprehensive income (loss) attributable to noncontrolling interests	39	38
Comprehensive income (loss) attributable to common stockholders	$3,361	$4,138

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2015

The Company realized interest income of $4.4 million from its Excess MSR portfolio and servicing fee income of $1.1 million from its MSR portfolio. Carrying value of the Servicing Related Assets portfolio ended the quarter at $97.8 million.  Net interest spread for the RMBS portfolio stood at 1.46% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.1x.

The RMBS portfolio had a book value of $508.4 million and a carrying value of $508.2 million at quarter end December 31, 2015. The portfolio had a weighted average coupon of 3.7% and weighted average maturity of 23 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps and swaptions.  At quarter end December 31, 2015, the Company held interest rate swaps with a notional amount of $300.3 million and swaptions with a notional amount of $85 million.

As of December 31, 2015, Cherry Hill’s GAAP book value was $20.13 per diluted share, a 0.2% decline from book value per share of $20.18 as of September 30, 2015.

Dividend

On December 10, 2015, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the fourth quarter of 2015.  The dividend was paid in cash on January 26, 2016 to stockholders of record as of the close of business on December 31, 2015.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized gain (loss) on derivatives, realized gain (loss) on acquired assets, unrealized gain (loss) on derivatives, unrealized gain (loss) on investments in Excess MSRs and unrealized gain (loss) on investments in MSRs and adjusted to exclude outstanding LTIP units in the Company’s operating partnership.  Additionally, core earnings excludes (1) any estimated ‘‘catch up’’ premium amortization (benefit) cost due to the use of current rather than historical estimates of CPR for  amortization of Excess MSRs and (2) the amortization of MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance.  The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations.  As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended December 31, 2015 and 2014:

	Three Months Ended December 31,
	2015	2014
Net income (loss)	$9,651	$(518)
Realized (gain) loss on RMBS, net	(393)	(166)
Realized (gain) loss on derivatives, net	1,672	1,359
Realized (gain) loss on acquired assets, net	(275)	-
Unrealized (gain) loss on derivatives, net	(4,634)	2,441
Unrealized (gain) loss on investments in Excess MSRs	(1,219)	301
Unrealized (gain) loss on investments in MSRs	560	-
Estimated "catch up" premium amortization (benefit) cost	(1,313)	235
Amortization of MSRs	(280)	-
Total core earnings:	$3,769	$3,652
Core earnings attributable to noncontrolling interests	(52)	(33)
Core Earnings Attributable to Common Stockholders	$3,717	$3,619
Core Earnings Attributable to Common Stockholders, per Share	$0.49	$0.48

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 15, 2016.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2015 and its results of operations for the fourth quarter of 2015 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-3982 (from within the U.S.) or 1-201-493-6780 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter 2015 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 15, 2016 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13630739.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com